SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of the last date on the signature page(s) attached hereto, by and between Andrew Puhala (the “Employee”) and Era Helicopters, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Employee has served as the Company’s Senior Vice President, Chief Financial Officer since September 14, 2015;

WHEREAS, the Company and the Employee are not parties to an employment agreement or other contractual understanding regarding the employment of the Employee, and the employment of the Employee is an “employee at will” and may be terminated at any time by either party for any reason;

WHEREAS, the parties have determined by mutual agreement that the employment of Employee shall be terminated, and that the Employee shall continue in a consulting capacity with the Company, on the terms set forth in this Agreement; and

WHEREAS, the parties agree to resolve any and all issues or disputes that may presently exist, or that may later arise out of the circumstances surrounding the Employee's employment with or termination from the Company.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:

1. Termination of Employment

The Employee's employment with the Company and its affiliates shall cease effective as of June 16, 2017 (the “Termination Date”).  Effective as of the Termination Date, the Employee hereby resigns from all his positions with the Company and its current and former parents, subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”).  From and after the Termination Date, the Employee shall not hold any office or title with the Company Group, except as a consultant pursuant to Section 3 hereof. The Employee further agrees that, following the Termination Date, he will have no authority to act on the Company’s behalf and that he will not hold himself out to any third party as an agent or employee of the Company, other than as specifically mutually agreed between the Company and the Employee during his term as a consultant to the Company hereunder.

2. Payments and Benefits

(a)
Accrued Salary and Vacation. The Company shall pay to the Employee (i) earned but unpaid salary through the Termination Date; and (ii) pay in respect of the previously accrued but unused vacation days as of the Termination Date, in each case, less applicable withholdings and deductions as provided herein, in accordance with the Company’s past practice.

(b)
Continued Health Benefits. The Employee and his eligible dependents shall be entitled to continue to participate in the Company's health and dental insurance plans (collectively, “Health Plans”) at the full applicable Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) rate for the applicable COBRA period. The Employee shall be responsible for all payments related to COBRA continuation coverage and for completing and submitting all applicable enrollment documents as required by the administrator. The Employee's participation in the Health Plans shall otherwise be subject to the terms and conditions of the Health Plans as applicable to employees generally from time to time, including the right of the Company to amend or terminate the Health Plans.

(c)
Incentive Bonus. Subject to the terms of this Agreement, the Company shall pay to the Employee an amount equal to $65,000.00, less applicable withholdings and deductions as provided herein, in accordance with the Company’s past practice, in recognition for the Employee’s efforts during the portion of fiscal year 2017 during which the Employee was employed by the Company (the “FY2017 Pro Rated Bonus”). The FY2017 Pro Rated Bonus will be paid on the first applicable pay date following the termination of the Consulting Period for any reason other than pursuant to the Company’s election to terminate the Consulting Services upon a breach of the terms of this Agreement by the Employee.

(d)
Deferred Incentive Bonus. Subject to the terms of this Agreement, the Company shall pay to the Employee an amount equal to $42,835 in respect of the previously awarded but deferred annual cash incentive bonus awarded in respect of fiscal years 2015 and 2016, together with any and all interest payable thereon through the date of payment, calculated in in accordance with the Company’s past practice, less applicable withholdings and deductions (the “Deferred Bonus”). The Deferred Bonus will be paid within seven (7) days following the Release Effective Date.

(e)
Equity Awards. The Employee has previously been granted awards of restricted stock (the “Restricted Stock”) and stock options (“Stock Options”) with respect to the common stock of the Company pursuant to the terms of the Era Group Inc. 2012 Share Incentive Plan. Effective upon the Termination Date, any shares of Restricted Stock that have not previously become vested shall become vested and non-forfeitable and any Stock Options that have not previously become vested shall become vested and shall remain exercisable until the earlier of (A) ninety (90) days following the end of the Consulting Period or (B) the expiration of the original term of the applicable Stock Option, in each case, in accordance with the treatment contemplated under terms of the applicable award agreement upon a “termination without Cause.” Except to the extent modified hereby, the Restricted Stock and Stock Options shall continue to be subject to the terms and conditions as provided by the respective award agreements for each such award and the plan pursuant to which each award is granted.

(f)
No Additional Benefits. The Employee acknowledges and agrees that, except as provided in this Section 2, the Employee's participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group shall cease and be terminated as of the Termination Date. Without limiting the generality of the foregoing, the Employee's eligibility for and active participation in any of the tax-qualified plans maintained by the Company Group will end on the Termination Date and the Employee will earn no additional benefits under those plans after that date. The Employee shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Termination Date, and shall receive all payments and benefits due to him under such plans and programs in accordance with the terms and conditions thereof.

(g)
Acknowledgement. The Employee understands and agrees that absent this Agreement, he would not otherwise be entitled to any payments and benefits as set forth in Sections 2(c) and 3 and his right to receive the payments and benefits set forth herein shall be an unsecured contractual obligation of the Company and he shall have no greater rights than any other employee, consultant or general unsecured creditor of the Company.

(h)
Tax Withholding. Notwithstanding anything contained herein to the contrary, all payments made by the Company or its subsidiaries to the Employee pursuant to this Section 2 shall be reduced by applicable tax withholdings and any other deductions required by law.

3. Consulting Services

(a)
Consulting Period. The Employee shall be retained by the Company as a consultant for the period commencing on the Release Effective Date and terminating on the 4-month anniversary of the Release Effective Date, subject to early termination pursuant to Section 3(h) below (as applicable, the “Consulting Period”).

(b)
Scope of Consulting Services. During the Consulting Period, the Employee shall consult with the Company Group and its executive officers on an as-needed basis regarding the business and operations of the Company and the Company Group, as well as the transition of duties of the Employee to other employees of the Company (the “Consulting Services”). The Employee shall report directly to, and shall perform the Consulting Services as directed by, the President and Chief Executive Officer of the Company, or such other officer or director of the Company Group as may be determined from time to time by the Company, in its sole discretion. During the Consulting Period and thereafter, the Employee also will cooperate with the Company and its affiliates in any pending or future litigation or investigations or other disputes concerning third parties in which the Employee, by virtue of his prior employment with or service to the Company or its subsidiaries, affiliates or predecessors, has relevant knowledge or information; provided however that Employee shall be reimbursed for his time at an hourly rate equivalent to his current effective hourly rate and previously approved expenses in connection with such cooperation provided following the end of the Consulting Period. In connection with providing the Consulting Services, the Employee shall comply in full with all applicable law, and rules and regulations and with the Company Group's Code of Business Conduct & Ethics (as such Code applies to consultants of the Company).

(c)
Confidential Information. In connection with the Consulting Services described herein, the Employee will receive, and the Company hereby agrees to provide, certain Company Information (as defined in Section 5(a)(i) below) on an as-needed basis during the term of the Consulting Period. The Employee agrees to be bound by the terms of Section 5(a) below, and further promises that he will not disclose such Confidential Information to any person inside or outside the Company without its express written consent to do so, and further agrees that he will not use the Confidential Information for any purpose other than the performance of the Consulting Services.

(d)
Performance of Consulting Services. The Consulting Services shall be required at such times and such places as shall not result in unreasonable inconvenience to the Employee, recognizing the Employee's other business commitments that he may have to accord priority over the performance of the Consulting Services. In order to minimize interference with the Employee's other commitments, the Consulting Services, to the extent practicable and not prejudicial to the Company Group, may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, e-mail or other similar mode of communication at times most convenient to him. It is hereby understood and agreed that during the Consulting Period, the Employee shall have the right to engage in full-time or part-time employment with other business enterprises; provided that the Employee does not breach the restrictive covenants set forth in Section 5 hereof. The parties hereto reasonably anticipate that the level of bona fide services that the Employee is to perform for the Company and its subsidiaries during the Consulting Period will not exceed more than twenty percent (20%) of the average level of bona fide services that the Employee performed for the Company and its subsidiaries over the immediately preceding 36-month period (or, if less, since the date the Employee commenced employment with the Company).

(e)
Status as Independent Contractor. The Employee acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company Group for any purpose or transaction, and may not bind or otherwise obligate the Company Group in any manner whatsoever without obtaining the prior written approval of an authorized representative of the Company Group therefor. The Employee hereby waives any rights to be treated as an employee or deemed employee of the Company Group for any purpose during the Consulting Period, and that he shall not be entitled to the benefits of being an employee or deemed employee of the Company Group during the Consulting Period. The Employee hereby acknowledges and agrees that, except as provided in Section 2(c) hereof, he shall not be eligible for, shall not actively participate in, and shall not otherwise accrue benefits under, any of the Company Group's benefit plans during the Consulting Period.

(f)
Consulting Fees. In consideration for the Consulting Services, subject to the terms hereof, the Company shall pay the Employee a consulting fee of $22,916.67 per month for the Consulting Period (the “Consulting Fees”).  The Consulting Fees shall be paid to the Employee, in arrears, on or about the last business day of each month to which such Consulting Fees relate commencing with the last day of the month of the Release Effective Date and to the extent the Employee performs Consulting Services for only a portion of any month, the Consulting Fee payable to the Employee in respect of such month shall be pro-rated. The parties hereby acknowledge and agree that the Consulting Fees shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. The Employee will receive a Form 1099 with regard to the Consulting Fees, and the Employee shall be solely responsible for, and shall pay, all taxes assessed on such fees under the applicable laws of any federal, state, or local jurisdiction.

(g)
Expenses. The Company will be responsible for any reasonable and necessary out-of-pocket expenses incurred by the Employee during the Consulting Period that are directly related to the provision of Consulting Services by the Employee in accordance with the Company's standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by the Company, and (ii) appropriate receipts and vouchers for such expenses are submitted to the Company within thirty (30) days after the expenses are incurred.

(h)
Early Termination. The Consulting Period shall continue for the term described in Section 3(a) unless terminated earlier upon the Employee’s death or Disability or upon the Company’s election to terminate the Consulting Services upon a breach of the terms of this Agreement by the Employee. In the event of any such termination, the Consulting Fees shall cease upon the date on which the termination occurs. For purposes of this Agreement, “Disability” shall be defined as a physical or mental impairment that prevents the Employee from performing the Consulting Services, as determined by the Company in its sole discretion.

4.    Release of Claims

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to make any payment to the Employee under this Agreement until and unless the Employee shall have executed and delivered to the Company the Release of Claims attached hereto as Exhibit A (the “Release”) within seven (7) days following the Termination Date. The Release becomes effective on the date of delivery of the executed Release to the Company (the “Release Effective Date”).

The Company hereby provides the Employee the opportunity to review and consider this Agreement for seven (7) days from June 16, 2017, the date Employee receives this Agreement. At the Employee’s option and sole discretion, the Employee may waive the seven (7) day review period and execute this Agreement before the expiration of seven (7) days. In electing to waive the seven (7) day review period, the Employee acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

5.    Restrictive Covenants

In consideration of his rights and benefits under this Agreement, the Employee agrees as follows:

(a)
Non-disclosure. As a part of this Agreement, the Employee acknowledges that he is being compensated, in part, in consideration for not disclosing information about the Company Group. The Employee specifically acknowledges and agrees that:

(i)“Company Information” shall include all of the Company Group's trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium); the identity, preferences and selling and purchasing tendencies of actual Company Group suppliers and customers and their respective decision-makers; the Company's marketing plans, information and/or strategies for the development and growth of the Company Group's products, its business and/or its customer base; the terms of the Company Group's deals and dealings with its customers and suppliers; information regarding Company Group employees, including but not limited to their skills, training, contacts, prospects and abilities; the Company Group's training techniques and programs; the Company Group's costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the

Company Group's personnel policies and procedures and any other information regarding human resources at the Company Group that the Employee obtained in the course of his employment with the Company. To ensure the continued secrecy of Company Information, the Employee agrees that he will not divulge, furnish or make accessible to anyone, Company Information at any time (including both during and following the Consulting Period), except with the consent of or pursuant to the Company's instructions or pursuant to mandatory court order, subpoena or other legal process.

(ii)Upon the Termination Date, the Employee will immediately turn over to the Company any and all Company Information. The Employee agrees that he has no right to retain any copies of Company Information for any reason. Notwithstanding the foregoing provisions of this subsection (ii), during the Employee's provision of Consulting Services, the Company Group may provide the Employee certain Company Information, and this will not be a violation of this subsection (ii) for so long as the Company Group permits the Employee to retain such information and provided that the Employee immediately turns over to the Company any and all such Company Information upon the conclusion of the Consulting Services. Notwithstanding the language set forth hereinabove, it is agreed that Employee will remove any Company Information from his mobile phone and other electronic devices and media.

(b)
Non-disparagement. The Employee agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Group, including comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Group. The Company agrees that it will not make, and agrees to instruct the members of its board of directors, its executive officers and spokespersons of the Company Group to refrain from making, any external statements (or authorizing any statements to be reported as being attributed to the Company Group), that disparage, defame, or denigrate the Employee. Nothing in this Section 5(b) shall be construed to prevent the Employee from providing information in any governmental agency or court proceeding to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process.

(c)
Noncompetition. The Employee acknowledges that the Employee has and will continue to perform services of a unique nature for the Company that are irreplaceable, that he will receive Confidential Information in connection with his provision of these services, and the Employee's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, and ancillary to and in consideration for the mutual promises between the Employee and the Company contained in this Agreement (including, but not limited to, the Company’s promise to provide Confidential Information and the Employee’s promise not to disclose the same), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any of the following entities or their affiliates: Bristow Group Inc., PHI, Inc., CHC Helicopter, HNZ Group, Gulf

Helicopters, Omni, Paiwan Hans Helicopters Ltd., Heli-Union, Weststar, Pegaso, NHV, SonAir, Hevilift, Heliservicio, Blueway, MHS Aviation, Travira Air, Starlite Aviation Group, Senior Taxi Aereo, Helicol-Pas, Helistar, Heliportugal, Silkway, Bel Air, Global Vectra Helicorp Ltd., RLC, LLC, VIH Aviation Group, Milestone Aviation Group, Waypoint Leasing, Lease Corporation International, LOBO Leasing, Macquarie Rotocraft Leasing, and any entity, affiliate or principal of any entity leasing helicopter aircraft to or buying helicopter aircraft from any of the Company's leasing clients or any of their affiliates, subsidiaries and/or related entities, including any other person, firm, corporation or other entity, in whatever form, which following the date hereof is or subsequently becomes principally engaged in the business of providing helicopter aviation services (collectively, the “Prohibited Activities”) during the period from the date hereof until the later of (i) the last day of the Consulting Period and (ii) the 4-month anniversary of the Termination Date (in either case, the “Restricted Period”).  Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being (i) a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in the Prohibited Activities, so long as the Employee has no active participation in the business of such corporation; or (ii) employed by, or providing services to, a subsidiary, division or unit of any entity that engages in any such Prohibited Activities so long as the Employee does not provide any services to such portion of the entity's business that engages in such Prohibited Activities.

(d)
Nonsolicitation; Noninterference. During the period from the date hereof until the first anniversary of the Termination Date, the Employee agrees that the Employee shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 5(d) while so employed or retained and for a period of six (6) months thereafter.

6.    Enforcement of Restrictions

(a)
Reasonableness. The Employee hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 5 hereof) are reasonable in light of the necessity of the protection of the business of the Company Group; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and such provision shall be enforced as modified.

(b)	Injunctive and Other Relief. The Employee recognizes and agrees that should he fail to comply with the restrictions set forth in this Agreement (including, without limitation, those contained in Section 5 hereof), which restrictions are vital to the protection of the Company Group's business, the Company Group will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Employee agrees that in the event of the breach or threatened breach by him of any of the restrictive covenants in this Agreement, the Company Group shall be entitled to preliminary and permanent injunctive relief against him and any other relief as may be awarded by a court having jurisdiction over the dispute. In the event of a breach by the Employee of such provisions, the Company Group shall have the right to cease making any payments, or providing other benefits, under this Agreement. The rights and remedies enumerated in this Section 6 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company Group in law or in equity.

7.    Return of Property

Except as set forth in Section 5(a)(ii) above, and concurrently with the Termination Date, the Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in the Employee's possession. The Employee acknowledges and agrees that all such materials are the sole property of the Company. Notwithstanding anything to the contrary contained herein, the Employee will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information the Employee reasonably believes may be needed for the planning and preparation of the Employee's personal tax returns; and (iii) copies of compensation and benefit plans and agreements relating to the Employee's employment with or termination from the Company.

8.    Miscellaneous

(a)
Entire Agreement. This Agreement and the Release set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein. The Company confirms and acknowledges that the Company is obligated to indemnify the Employee pursuant to that certain Officer Indemnification Agreement between the Company and the Employee dated September 14, 2015. Without limiting the generality of the foregoing, the Employee agrees that the execution of this Agreement and the payments made hereunder shall constitute satisfaction in full of the Company's obligations to the Employee under any and all plans, programs or arrangements made by the Company under which the Employee may be entitled to severance or similar payment and/or benefits. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.

(b)
Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of the Agreement will not affect the validity of the remaining sections of this Agreement.

(c)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)
Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Employee's rights hereunder shall inure to the benefit of and be enforceable by the Employee's heirs and estate.

(e)
No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to principles of conflicts of law. The Employee agrees that any legal action or proceeding brought under or in connection with this Agreement or the Employee's employment shall be initiated and maintained in a state or federal court located in Texas.

(f)
Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to the Employee without the Employee incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Employee’s separation from service or (ii) the Employee’s death.

9.    Confidential Agreement

The Employee agrees that, as a condition of this Agreement, the Employee will not disclose or in any other manner communicate the terms and provisions of this Agreement to or with any other person except to the Employee's legal counsel, financial or tax advisor(s), or the Employee's significant other (each, an “Authorized Person”). The Employee also acknowledges and agrees that each Authorized Person must be informed by the Employee of, and agree to be bound by, the confidentiality provisions of this Agreement. In the event that the Employee or an Authorized Person is required by law, court order, or subpoena to make any disclosure concerning the Company Group or this Agreement, the Employee will promptly notify the Company of the intended disclosure so as to afford the Company sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement.

10.    Protected Disclosures

(a)
Nothing in this Agreement or the Release will preclude, prohibit or restrict the Employee from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (ii) participating or cooperating in any investigation conducted by any governmental agency or authority.

(b)
Nothing in this Agreement, the Release, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Employee from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. Notwithstanding anything in the Release, this Agreement and the Release do not limit the Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that the Employee has made such reports or disclosures.

11.    Notices

All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company's records. Notices sent to the Company should be directed to the attention of the Company’s General Counsel.

12.    Counterpart Agreements

This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

13.    Captions and Headings

The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ERA HELICOPTERS, LLC

/s/ Shefali Shah
By: Shefali Shah
Title: SVP, General Counsel Date: June 22, 2017

ANDREW PUHALA

/s/ Andrew Puhala

Date: ____June 22, 2017_________________

EXHIBIT A
RELEASE OF CLAIMS
1.    Terms of Release. This general release is entered into by and between Andrew Puhala (the “Employee”) and Era Helicopters, LLC (the “Company”), as of the date hereof (the “General Release”), pursuant to the terms of the Separation and Consulting Agreement dated as of June _22 , 2017, and to which this General Release is attached (the “Separation Agreement”), which provides the Employee with certain significant benefits, subject to the Employee's executing this General Release.

2.    General. In exchange for and in consideration of the incentive bonus and other payments and benefits described in the Separation Agreement, the Employee, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be and collectively, the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys' fees and causes of action of every kind and nature, known and unknown, which the Employee may have against them up to the Effective Date of this General Release (as defined below), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Employee's employment with the Company or the termination thereof; (ii) any treatment of the Employee by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Employee may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; and (v) all such other claims that the Employee could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.

3.    Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Employee or any of the Releasors has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences that occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Texas Labor Code; the Texas Commission on Human Rights Act; the Texas Pay Day Act; Chapter 38 of the Texas Civil Practices and Remedies Code; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law, including any claim for breach of the covenant of good faith and fair dealing, and any demand for costs or litigation expenses (collectively, with the release of claims set forth in Section 2, the (“Released Claims”).  The severance payments and other rights and benefits of the Employee expressly provided for under the Separation Agreement and this General Release, any vested rights and benefits under any benefit plan, program,, policy, or arrangement sponsored or maintained by the Company, as well as any rights that the Employee may have to be indemnified by the Company pursuant to that certain Officer Indemnification Agreement between the Company and the

Employee dated September 14, 2015, the Company's Certificate of Incorporation or By-laws are excluded from this General Release.

4.    Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company's former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i) and (ii); and (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

5.    Representations by the Employee. The Employee confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. The Employee represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

6.    No Right to File Action or Proceeding. The Employee agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, the Employee agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. The Employee further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings. This General Release does not purport to limit any right Employee may have to file a charge under the Age Discrimination in Employment Act or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under civil rights statutes.

7.    No Admission of Liability. The Employee agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. The Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Employee's obligations under this General Release.

8.    Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. If any provision of the General Release is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.

9.    Prior Agreements. This General Release and the Separation Agreement sets forth the entire agreement between the Employee and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release or the Separation Agreement. The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release and the Separation Agreement.

10.    Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

11.    Counterparts; Execution Signatures. This General Release may be executed in any number of counterparts by the parties hereto and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. THE EMPLOYEE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.
(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties have executed this General Release as of the _22__ day of June, 2017.

ANDREW PUHALA

/s/ Andrew Puhala